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                                                                    Exhibit 99.9

April 27, 2006

American Centurion Life Assurance Company
829 Ameriprise Financial Center
Minneapolis, MN 55474

RE:     ACL Variable Annuity Account 2
            RiverSource Endeavor Select(SM) Variable Annuity
            RiverSource Innovations(SM) Select Variable Annuity
            RiverSource Innovations(SM) Variable Annuity
        Post-Effective Amendment No. 12
        File Nos.:  333-101051/811-07511

Ladies and Gentlemen:

I am familiar with the establishment of the ACL Variable Annuity Account 2 ("Account"), which is a separate account of American Centurion Life Assurance Company ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.

3. The contracts issued by the Company, when offered and sold in accordance with the prospectuses contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Eric Marhoun
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    Eric Marhoun
    General Counsel